UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 27, 2005

CURATIVE HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	000-50371 (Commission File Number)	51-0467366 (I.R.S. Employer Identification No.)

150 Motor Parkway
Hauppauge, New York 11788-5145

(Address of principal executive offices) (zip code)

(631) 232-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

On June 27, 2005, Curative Health Services, Inc. (the “Company”) announced the execution of an Agreement for Pharmacy Services dated as of May 1, 2005 (the “Agreement”) between Critical Care Systems, Inc., a wholly-owned subsidiary of the Company, and PharmaCare Management Services, Inc., a wholly-owned subsidiary of CVS Corporation (“PharmaCare”).  Under the terms of the Agreement, the Company becomes the preferred provider for specialty home infusion services for PharmaCare’s customer base, including providing nutrition support, anti-infective therapies, pain management, immunoglobulin therapy (IVIG), chemotherapy, hydration therapy and factor products for bleeding disorders.  The Company will be paid for its services on a per diem basis and for products it delivers based on a discount to the average wholesale price as defined in the MEDISPAN guide to pharmaceutical prices.  Under the Agreement, PharmaCare is not obligated to pay the Company out of its own funds for services and products delivered to plan members.  PharmaCare acts only as an intermediary between the Company and the applicable payor or pharmacy benefit or major medical plan of which the individual is a member. The Agreement is effective as of May 1, 2005 and continues in effect for one year, subject to automatic successive one year renewals unless notice of non-renewal is given by either party no less than 30 days prior to the date of renewal.  The Agreement may be terminated by either party at any time without cause on 90 days written notice.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29, 2005

CURATIVE HEALTH SERVICES, INC.

By:	/s/ Thomas Axmacher
Name: Thomas Axmacher
Title: Chief Financial Officer